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                                                                    EXHIBIT 99.1

NEWS RELEASE                            CONTACT: Cynthia W. Lee (Investors)
                                                 (612) 661-8859

                                                 Elizabeth Anders (Media)
                                                 (612) 661-8853

                                                 FOR IMMEDIATE RELEASE
[TCF LETTERHEAD]



                      TCF DECLARES TWO-FOR-ONE STOCK SPLIT


     MINNEAPOLIS, Oct. 16, 1995 -- TCF Financial Corporation (TCF) (NYSE:TCB) today announced that its board of directors declared a two-for-one stock split in the form of a 100 percent stock dividend payable Nov. 30 to shareholders of record as of Nov. 10. The stock split will increase TCF's outstanding common shares from 17.8 million to 35.6 million shares.

     "Our third-quarter earnings broke the record set in the second quarter, and the Board's decision to split the shares is another demonstration of our positive outlook for TCF," said William A. Cooper, TCF chairman and chief executive officer. Earlier today, TCF announced record third-quarter earnings of $24.4 million, or $1.36 per common share.

     Cooper also noted that TCF's stock price has climbed 48 percent year-to-date to $61.25 per share (as of Oct. 13). "The stock split will move the shares into a trading range more desirable to a wide range of investors, which we believe will increase the stock's liquidity and marketability."

     TCF expects to declare its regular quarterly cash dividend of 31.25 cents per common share on Oct. 24, which would be paid Nov. 30 (on a pre-split basis).

     TCF is a $7.3 billion stock savings bank holding company based in Minneapolis. Its common stock is traded on the New York Stock Exchange under the symbol TCB.

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